Exhibit 10.9

Pledge Contract of Maximum Amount

No. Shen Shangyin (Shuibei) Shouxin Zhi Zi (2006) A110020600008

Pledger: Shenzhen BAK Battery Co., Ltd

Address: BAK Industry Zone, Kuichong, Longgang, Shenzhen

Creditor: Shuibei Branch, Shenzhen Commercial Bank

Address: No. 2028, Wenjin Bei Rd, Shenzhen

The Creditor and the Pledger have reached the following agreement in accordance with the Guarantee Law of People’s Republic of China and other relevant laws and regulations:

Article I. Pledge

1.1	Shenzhen BAK Battery Co., Ltd. and Shuibei Division, Shenzhen Commercial Bank have entered into the Comprehensive Credit Facilities Agreement (reference no: Shen Shangyin (Shuibei) Shouxin Zi (2006) A110020600008, hereinafter referred to as “Master Agreement”). As requested by the Creditor, the Pledger undertakes to provide certificate of fixed deposit as pledge (hereinafter referred to as “Pledged Collateral”) for the indebtedness of the Pledger under the Master Agreement.

The details of the Pledged Collateral are described in the attached “Statement of Pledged Collateral” and relevant certificate, which are integral parts to this Contract.

The co-owner (if any) agrees to provide the aforesaid guaranty for the indebtedness of the Pledger under the Master Agreement.

1.2	The pledge shall cover all of the loan principal, interest, penalty interest, compound interest, breach of contract compensation, damages, undertaking fee and all the expenses such as litigation/arbitration cost, lawyer’s fee, travel cost etc. which is incurred to the Creditor in realizing its Creditor’s right.

The maximum loan principal shall be RMB 50 million yuan. The interest, compound interest, penalty interest and other expenses shall be determined in accordance with actual circumstances.

1.3	The value of the Pledged Collateral shall be determined when realizing the pledge. Party A shall bear the obligation of guaranty for the indebtedness under the Master Agreement within the limit of the value of the Pledged Collateral. In case of discrepancy between Clause 1.2 and this Clause 1.3, this Clause 1.3 shall prevail.

1.4	The guaranty of pledge provided by the Pledger is independent from other forms of guaranty. It shall not be replaced by other forms of guaranty either.

1.5	This Contract is irrevocable. This Contract shall not be influenced by any documentation or agreement entered into by the Pledger and any party, and shall not be influenced by the misuse of the credit facilities, insolvency, bankruptcy, loss of legal person status, amendment of articles of association, cease of business operation, acquisition, division and merger etc. of the Pledger, nor any change of the profession, position or financial capacity of the Pledger.

1.6	This Contract shall remain valid in case of invalidity of the Master Agreement or relevant agreements entered into under the Master Agreement.

1.7	The Pledger shall deliver the Pledged Collateral, accessory of the Pledged Collateral and relevant original certificates of the Pledged Collateral to the

Creditor. Once the indebtedness under the Master Agreement has been settled, the guaranty of pledge shall be automatically terminated and the Creditor shall return the aforesaid Pledged Collateral, accessory of the Pledged Collateral and relevant original certificates of the Pledged Collateral to the Pledger.

Article II. Delivery of the Pledged Collateral

2.1	The Pledger should deliver the accessory of the Pledged Collateral and relevant original certificates of the Pledged Collateral to the Creditor before May 8, 2006.

The delivery of the Pledged Collateral shall be recorded and confirmed by the statement signed by both Parties.

2.2	In case that registration of pledge or endorsement of bill is required, the Pledger shall complete all the required legal formalities and provide the original documentations to the Creditor.

2.3	The Creditor is entitled to demand the Pledger to conduct notary with enforcement power for this Contract.

Article III. Insurance

3.1	The Creditor is entitled to demand the Pledger to underwrite insurance for the Pledged Collateral and the first beneficiary under such insurance shall be the Creditor. The insured amount shall be (remaining balance of the bank loan principal + estimated interest within the credit facility term) X 110% and the insurance period shall be credit facility term + 5 months.

3.2	The Pledger shall pay the insurance fee timely and shall perform all the obligations under the insurance agreement.

3.3	The Pledger shall renew the insurance before all indebtedness under the Master Agreement has been settled. In case of Pledger’s failure to renew the insurance in time, the Creditor is entitled to renew the insurance at the cost of the Pledger.

3.4	In case of loss or damage of the Pledged Collateral, the insurance compensation shall first be paid to the Creditor for the settlement of the indebtedness under the Master Agreement.

3.5	The original insurance policy shall be kept by the Creditor before all the indebtedness under the Master Agreement has been settled.

Article IV. Undertakings and Representations of the Pledger

4.1	The Pledger has read the Master Agreement carefully and accepts all clauses of the Master Agreement. The Pledger agrees to sign this Contract of its own will.

4.2	The execution and alteration of the relevant agreements entered into by the Creditor and the Pledger under the Master Agreement do not need the confirmation of the Pledger unless such agreements are in conflict with the Master Agreement. The Pledger undertakes that the Pledger shall continue to assume the obligation of pledge in case of the amendment of the Master Agreement by the Creditor and the Pledger and such amendment does not need the consent of the Pledger. Without prejudice to the above, the Pledger shall assume the obligation of pledge for the indebtedness under the Master Agreement before the amendment if such amendment increases the indebtedness of the Pledger and such amendment has not been approved by the Pledger in writing.

4.3	The Pledger undertakes that all the documentation, materials and information provided by the Pledger to the Creditor are authentic, accurate, complete and valid.

4.4	The Pledged Collateral is owned by the Pledger and there is no legal dispute over the ownership of the Pledged Collateral. The Pledged Collateral has not been pledged to any other party. The Pledger has obtained all necessary authorization or approval to execute and perform this Contract.

4.5	The Pledger shall not transfer, donate, allow any other party to use or create any other security right over the Pledged Collateral or dispose of the Pledged Collateral in any other form without written consent by the Creditor.

4.6	The Pledger agrees that the Creditor may designate a third party to keep the Pledged Collateral as deemed necessary by the Creditor.

Article V. Performance of Pledge

5.1	The Creditor is entitled to execute the pledge rights under one of the following circumstances:

(1)	the Pledger fails to pay the principal/interest or any cost under the Master Agreement upon expiry of such indebtedness (or upon expiry date as declared by the Creditor);

(2)	The Pledger transfers, donates, allows any other party to use or creates any other security right over the Pledged Collateral or disposes of the Pledged Collateral in any other form without written consent by the Creditor;

(3)	The Pledger is dissolved, terminated or declared bankruptcy;

(4)	The Pledged Collateral is damaged or devaluates to the detriment of the Creditor without any fault of the Creditor and the Pledger fails to provide any other security as required by the Creditor;

(5)	Any other circumstances as determined by laws.

5.2	Under the abovementioned circumstances, the Creditor is entitled to sell the Pledged Collateral by auction or by any other ways or directly offset the indebtedness by agreements with the Pledger.

5.3	The Pledger irrevocably authorizes the Creditor to have the interests of pledge (including but not limited to interests, dividends, charge for use) after the second month of Pledger violates the Master Agreement and the Creditor shall assistant the Pledger to execute the above rights unconditionally.

Article VI Breach of Contract

6.1	In case that this Contract or the pledge under this Contract become invalid, terminated due to failure of the Pledger to perform any obligations under this Contract, and the Pledger fails to provide any other form of guaranty as required by the Creditor, then the Pledger shall bear the following liabilities for breach of contract:

The Pledger shall pay all the indebtedness under the Master Agreement and pay a breach of compensation equivalent to 10% of the remaining balance of the principal under the Master Agreement.

6.2	In case that the value of the Pledged Collateral is decreased due to failure of the Pledger to perform any obligations under this Contract, and the Pledger fails to recover the value of the Pledged Collateral or provide any other form of guaranty as required by the Creditor, then the Pledger shall bear the following liabilities for breach of contract:

The Pledger shall pay all the indebtedness under the Master Agreement and pay a breach of compensation equivalent to 5% of the remaining balance of the principal under the Master Agreement.

Article VII. Other Issues Agreed by Both Parties

N/A

Article VIII. Miscellaneous

8.1	The Pledger shall bear all the cost for the assessment, registration, notary, maintenance, storage, repair, insurance, transportation for the Pledged Collateral.

8.2	Any dispute arising from this Contract shall be submitted to the People’s Court of the place of the Creditor and the laws of People’s Republic of China shall be the governing law.

8.3	This Contract shall come into effect once it is signed by the Pledger and the legal representative/authorized representative of the Creditor and stamped with the company stamp of the Pledger and the pledge is delivered to the Creditor by the Pledger. If the pledge is required to be registered or the relevant bill is required to be endorsed, this Contract shall come into effect once the pledge has been registered or bill endorsement has been accomplished. The Contract shall be terminated once all indebtedness, its interests and other expenses have been fully paid off.

8.4	This Contract has five originals, the Creditor shall retain two originals, the Pledger shall retain one original, the Obligator shall retain one original and the registered bureau shall retain one original.

Pledger (Stamp): [Company chop of Shenzhen BAK Battery Co., Ltd.]

Legal Representative/Authorized Representative (Signature): /s/

Date: 8 May 2006

Venue: Shenzhen

Creditor (Stamp): [Company chop of Shubei Branch, Shenzhen Commercial Bank]

Legal Representative/Authorized Representative (Signature): /s/

Date: 8 May 2006

Venue: Shenzhen

Appendix: Statement of Pledged Collateral

No. Shen Shangyin (Shuibei) Shouxin Zhi Zi (2006) A110020600008

May 8, 2006

Name: Certificate of Fixed Deposit

No. of Certificate: XX00004184

Quantity: 1

Unit: RMB Yuan

Original Value: RMB 50,000,000 yuan

Assessed Gross Valuation: RMB 50,000,000 yuan

Delivered by : [company chop of Shenzhen BAK Battery Co., Ltd.]

Date:

Received by [company chop of Shuibei Branch, Shenzhen Commercial Bank]

Date: